EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of March, 2008, by and between Rubicon Real Estate and Mortgages, Inc., a California corporation (“RREM”), and Craig Triance (“Triance”).

W I T N E S S E T H:

WHEREAS, RREM is a wholly-owned subsidiary of Rubicon Financial Incorporated (“RBCF”), a publicly traded Delaware corporation with a principal place of business at 19200 Von Karman Ave., Suite 350, Irvine, California 92612.

WHEREAS, the officers, managers and/or directors of RREM and RBCF are of the opinion that Triance has education, experience and/or expertise which is of value to RREM and its stockholders, and

WHEREAS, RREM and Triance desire to enter into this Employment Agreement, pursuant to which Triance shall be employed by RREM, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, RREM and Triance agree as follows:

1.	EMPLOYMENT: RREM hereby agrees to employ Triance and Triance hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM: For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term. The Term of this Agreement shall commence on March 15, 2008 and expire on March 31, 2009 unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal. At any time prior to the expiration of the Original Term, as stated above, RREM and Triance may, by mutual written agreement, extend Triance’s employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION:

3.1
Salary. RREM shall pay Triance a base salary of Eight Thousand Dollars ($8,000) per month during the Original Term of this Agreement. Such salary shall be payable in accordance with RREM’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2	Stock Option Plan/Stock Purchase Plan. Triance shall also be eligible to participate in RBCF’s Stock Option Plans and Stock Purchase Plans, if any, during the Term of this Agreement.

4.	TRIANCE BENEFITS:

4.1
General Benefits. Triance shall be entitled to receive or participate in all benefit plans and programs of RREM and/or RBCF currently existing or hereafter made available to executives or senior management of RREM and/or RBCF, including but not limited to, medical insurance, dental insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, and other fringe benefits.

4.2
Vacation. Triance shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Triance’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with RREM’s policy as established by RREM from time to time. Triance may take the vacation periods at any time during the year as long as Triance schedules time off as to not create hardship on RREM. In addition, Triance shall have such other days off as shall be determined by RREM and shall be entitled to paid sick leave and paid holidays in accordance with RREM’s policy.

5.	DUTIES/SERVICE:

5.1
Position. Triance is employed as CEO/President and a nominated Member of the Board of Directors RREM and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of RREM.

5.2	Place of Employment. The place of Triance’s employment and the performance of Triance’s duties will be at RREM’s corporate headquarters or at such location as agreed upon by RREM and Triance.

5.3
Extent of Services. Triance shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of RREM. The precise services of Triance may be extended or curtailed, from time to time at the discretion of RREM, and Triance agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by RREM.

5.3.1 Except as otherwise agreed by RREM and Triance in writing, it is expressly understood and agreed that Triance’s employment is fulltime and of a critical nature to the success of RREM and is therefore exclusive. Triance may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. RREM acknowledges that Triance presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with RREM or interfere with the performance of Triance’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2 Additionally, RREM recognizes that Triance has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with RREM in the reasonable judgment of the Board of Directors. RREM recognizes that such equity positions may occasionally require some limited attention from Triance during normal business hours. However, Triance agrees that if such time is considered excessive by the Board of Directors, Triance shall be so advised and noticed by RREM and Triance shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

5.4
Licenses and Registrations. During the term of this Agreement, Triance shall maintain in good standing all required licenses and registrations required for the proper performance of his duties and functions.

6.
TERMINATION: The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Triance’s resignation, death or permanent disability or incapacity; or (b) by RREM at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
By Resignation. If Triance resigns with “Good Reason” (as defined below), this Agreement shall terminate but, Triance shall continue to receive, for a one-month period, Triance’s Salary payable in periodic installments on RREM’s regular paydays, at the rate then in effect. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Triance of duties substantially and materially inconsistent with the position and nature of Triance’s employment, the substantial and material reduction of the duties of Triance which is inconsistent with the position and nature of Triance’s employment, or the change of Triance’s title indicating a substantial and material change in the position and nature of Triance’s employment; or (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Triance’s compensation and benefits without Triance’s written consent. If Triance resigns without Good Reason, Triance shall be entitled to receive Triance’s Salary only through the date of such resignation.

6.2
By Reason of Incapacity or Disability. If Triance becomes so incapacitated by reason of accident, illness, or other disability that Triance is unable to carry on substantially all of the normal duties and obligations of Triance under this Agreement for a continuous period of thirty (30) days (the “Incapacity Period”), this Agreement shall terminate. For purposes of the foregoing, Triance’s permanent disability or incapacity shall be determined in accordance with RREM’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by RREM’s Board of Directors in its good faith judgment based upon Triance’s inability to perform normal and reasonable duties and obligations.

6.3
By Reason of Death. If Triance dies during the Term of this Agreement, RREM shall pay to the estate of Triance any earned Salary only through the date of Triance’s death. Other death benefits, if any, will be determined in accordance with the terms of RREM’s benefit plans and programs.

6.4
For Cause. If the Term of this Agreement is terminated by RREM for Cause Triance shall be entitled to receive Triance’s Salary only through the date of termination. However, if a dispute arises between RREM and Triance that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 14.8, RREM shall have the option to pay Triance the lump sum of two (2) months base of Triance’s Salary at the time of termination (the “Severance Payment”) rather than Triance’s Salary through the date of termination. Such determination to pay the Severance Payment in lieu of Triance’s Salary shall be made in the reasonable judgment of the Board of Directors. If RREM elects to make a payment to Triance of the Severance Payment, the parties hereto agree that such payment shall be Triance’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to RREM; (ii) the commission by Triance of a felony, a crime involving moral turpitude or other act causing material harm to RREM’s standing and reputation; (iii) Triance’s continued material failure to perform Triance’s duties to RREM after ten (10) days’ written notice thereof to Triance; (iv) any “back-dooring” set forth in Section 6.6 below; or (v) gross negligence or willful misconduct by Triance with respect to RREM. RREM shall provide Triance, within ten (10) days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Triance shall have ten (10) days to respond to RREM’s notice and attempt to cure or resolve the “For Cause” breach.

6.5
Without Cause. If, during the Term of this Agreement, RREM terminates Triance’s employment without Cause, Triance shall be entitled to receive, for a two-month period, Triance’s Base Salary, payable in periodic installments on RREM’s regular paydays, at the rate then in effect.

6.6
Back-Dooring. Triance hereby acknowledges and agrees that all loans and other potential transactions or contacts established with potential customers of RREM during Triance’s employment hereby are assumed to be the result of RREM’s lead system. Further, leads Triance establishes through any sort of “call-in” or referral from RREM, RBCF or their respective Affiliates, including leads from supplier’s, vendors or associates of RREM, RBCF or their respective Affiliates, would be considered a RREM lead. Triance shall not take, refer or in any way transfer a RREM lead or in any way personally profit from a RREM lead, other than as set forth in this Agreement. Any violation of this provision shall be grounds for immediate termination For Cause and may be considered embezzlement by law.

7.	Trade Secrets and Confidentiality:

7.1
Nondisclosure. Without the prior written consent of RREM, Triance shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Triance’s own benefit, gain, or otherwise, any customer lists, plans, products, data, sales leads and related data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of RREM and/or its Affiliates, as hereinafter defined, it being the intent of RREM, with which intent Triance hereby agrees, to restrict Triance from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1
Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling controlled by, or under common control with RREM.

7.2
Return of Property. Upon the termination of this Agreement, Triance shall deliver to RREM all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with RREM or its Affiliates and their activities, business and customers.

7.3
Notice of Compelled Disclosure. If, at any time, Triance becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Triance shall provide RREM with prompt, prior written notice of such requirement so that RREM may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that RREM waives compliance with the provisions hereof, Triance agrees to furnish only that portion of the Confidential Information which Triance is advised by written opinion of counsel is legally required and exercise Triance’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Triance shall not oppose action by RREM to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4
Assurance of Compliance. Triance agrees to represent to RREM, in writing, at any time that RREM so request, that Triance has complied with the provisions of this section, or any other section of this Agreement.

8.
RETURN OF RREM PROPERTY: Triance agrees that upon any termination of his employment, Triance shall return to RREM within a reasonable time not to exceed two (2) weeks, any of RREM’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of RREM with whom Triance has had contact or done business.

9.
NON-COMPETITION: For a period of one (1) year after the termination of this Agreement, Triance expressly covenants and agrees that he will not and will not attempt to, without the prior written consent of RBCF and RREM, directly or indirectly own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, agent, partner, principal, representative, consultant, or otherwise with, or use or permit his name to be used in connection with, any line of business or enterprise that competes with RREM, RBCF or each of their respective Affiliates (as defined herein) in any business of RREM, RBCF or their respective Affiliates, existing or proposed, wherever located, provided that Triance shall not be prohibited from owning, directly or indirectly, less than one percent (1%) of the outstanding shares of any corporation, the shares of which are traded on a National Securities Exchange or in the over-the-counter markets. This Section shall not apply to the companies identified in Attachment B.

10.
NO INTERFERENCE: For a period of two (2) years after the termination of this Agreement, Triance expressly covenants and agrees that he will not and will not attempt to, without the prior written consent of RBCF and RREM, directly or indirectly interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between RREM, RBCF and/or any of their respective Affiliates, and any customer, insurance company, mortgage company, financial services company, supplier, sales representative, or agent or employee of RREM, RBCF or any of their respective Affiliates. This Section shall not apply to the companies identified in Attachment B.

11.
NON-SOLICITATION; AGREEMENT NOT TO HIRE: Triance understands and appreciates that RREM and RBCF invest a tremendous amount of time, energy, resources and expertise in the training and education of their respective employees and subcontractors to be able to provide services to clients. Further, Triance understands that in the event an employee or subcontractor of RREM, RBCF or any of their respective Affiliates is enticed to leave, then RREM shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Triance agrees not to offer employment or subcontractor status to any employee or subcontractor of RREM, RBCF or their respective Affiliates, nor to allow any person or entity known to Triance to offer such employment or subcontractor status with Triance or any other concern, venture or entity with whom Triance may be employed by, associated or hold a financial stake in, for a period of three (3) years from the date of expiration or termination of this Agreement. Further, in the event an employee or subcontractor of RREM, RBCF or their respective Affiliates leaves the employ of, dissolves or breaks association with RREM, RBCF or their respective Affiliates and subsequently establishes employment or an association of any kind with another financial services company, investment banking or other type of competing firm of RREM, RBCF or their respective Affiliates, Triance agrees not to do business with such other competing firm for a period of three (3) years from the date of expiration or termination of this Agreement.

12.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

13.
NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to RREM:	Rubicon Real Estate and Mortgages, Inc.
19200 Von Karman, Suite 350
Irvine, CA 92612
Attn: Chief Executive Officer

As to Triance:	Craig Triance
425 E. Arrow Hwy., #713
Glendora, CA 91740

Address Change: Any party may change the address (as) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 13.

14.	MISCELLANEOUS:

14.1
Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

14.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

14.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

14.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

14.5
Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

14.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

14.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

14.8	Arbitration.

14.8.1
Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Triance’s employment with RREM, including, without limitation (except as expressly excluded below in Section 14.8.2) any claims or disputes by Triance against RREM, or by RREM against Triance, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by RREM; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any RREM disciplinary action; any RREM decision regarding a RREM policy or practice, including but not limited to Triance’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Orange County, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

14.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Triance for workers’ compensation benefits or for benefits under a RREM plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

14.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Triance’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Triance’s remedy under Section 6.4 in the event of any termination with Cause, and does not require RREM to provide Triance with any type of progressive discipline.

14.9
Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

14.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

(BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK)

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

RREM:	Rubicon Real Estate and Mortgages, Inc.
a California corporation

	By:	/s/ Monica Cuenca
Monica Cuenca, COO

Triance:

	By:	/s/ Craig Triance
Craig Triance

ADDENDUM A

Job Description for Craig Triance

Job Title:	CEO/President
Department:	Executive
Reports To:	Board of Directors

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Investments:
•	Spearheads potential real estate investments e.g., distressed properties, land purchase opportunities.

On the Real Estate Division:
•	Spearheads Marketing.
•	Co-ordinates open house inspections for prospective clients.
•	Co-ordinates open house for current listings.
•	Co-ordinates inspection reports and other essential requirements with both buyers and sellers to prepare the house for contract date closing.
•	Co-ordinates final walk through with client.

On the Mortgage Loan Division:
•	Originates client loans.
•	Co-ordinates with lenders to price the loan.
•	Co-ordinates with the clients to sell the loan.
•	Negotiates the best terms with the lender on behalf of the client.
•	Schedules the final loan doc signings with the client to respond to open questions.

General:
•	In addition to the above, the President shall take direction and perform additional responsibilities as may be assigned by the CEO.

ADDENDUM B
Approved Non-Rubicon Real Estate and Mortgages, Inc.
Business Activity Exemptions

Description of Business Activity

1.	Cambridge Financial Consultants LLC 9660 Flair Dr. #498 El Monte, CA 91731 CFL – 603C618